CATALINA LIGHTING, INC. AND SUBSIDIARIES

                                   EXHIBIT 11

          SCHEDULE OF COMPUTATION OF DILUTED EARNINGS (LOSS) PER SHARE


                                                          Years ended September 30,
                                                 -------------------------------------------
                                                      1998          1997           1996
                                                 -----------    -------------    -----------
Net income (loss) for diluted earnings
  per share                                      $ 1,102,000    $ (3,093,000)    $ 1,603,000
                                                 ===========    =============    ===========

Weighted average number of common shares
  outstanding during the year                      7,128,000       7,071,000       7,017,000

Add: common equivalent shares determined
     using the "Treasury Stock" method
     representing shares issuable upon exercise
     of stock options and warrants and shares
     issuable under contractual agreements           349,000            -            623,000
                                                 -----------    -------------    -----------

Weighted average number of shares
  used in calculation of diluted earnings
  per share                                        7,477,000       7,071,000       7,640,000
                                                 ===========    =============    ===========

Diluted earnings (loss) per share                $      0.15    $      (0.44)    $      0.21
                                                 ===========    =============    ===========


NOTE

Subordinated notes convertible into 1,040,000 common shares were not included for all years because their effect is anti-dilutive.